Exhibit 10.21

April 30, 2007

JoAnne A. Griffith

122 Liberty Corner Road

Warren, NJ 07059

Dear Ms. Griffith:

Reference is made to your employment agreement, dated as of January 1, 1998, with MTV Networks (“MTVN”), a business unit of Viacom Inc. (“Viacom”), as amended as of May 1, 2000 and August 1, 2003 (your “Employment Agreement”). All defined terms used without definitions shall have the meanings provided in your Employment Agreement.

This letter, when fully executed below, shall amend your Employment Agreement as follows, effective as of January 1, 2006:

1. Term. Paragraph 1 shall be amended to change the date representing the end of the Employment Term in the first and second sentences from “April 30, 2006” to “May 31 2008”.

2. Duties. Paragraph 2 shall be amended to replace the second and third sentences with the following:

“During the Employment Term, until December 31, 2007 (the “Resignation Date”), you agree to devote your entire business time, attention and energies to the business of Viacom and MTVN. Until such time (the “Succession Date”) as Viacom has appointed or hired a successor for such position, but no later than the Resignation Date, you will be Executive Vice President, Human Resources of Viacom and you agree to perform such duties and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the Chief Executive Officer of Viacom. In addition, until the Resignation Date, you will be Executive Vice President, Human Resources of MTV Networks (“MTVN”) and you agree to perform such duties and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the Chief Executive Officer of MTVN (the “CEO”). Effective as of the Succession Date you resign your position as Executive Vice President, Human Resources of Viacom. Except as specified in the next sentence, effective as of the Resignation Date you resign your position as Executive Vice President, Human

JoAnne A. Griffith

April 30, 2006

Resources of MTVN and all other offices and positions with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as from any office or position with any trade group or other industry organization which you hold on behalf of the Company or its subsidiaries or affiliates. From the Resignation Date until the end of your Employment Term, you shall remain an employee of MTVN and provide such advisory services as are reasonably requested by the CEO, so long as such services are reasonably consistent with your prior positions with Viacom and MTVN.”

3. Compensation/Salary. Paragraph 3(a) shall be amended to replace the second and third sentences thereof with the following two sentences:

“Your Salary was increased on May 1, 2006 to Seven Hundred Twenty Five Thousand ($725,000) per annum and shall remain at that level for the remainder of the Employment Term.”

4. Compensation/Bonus Compensation. Paragraph 3(b)(ii) and (iii) shall be amended to read in their entirety as follows:

“(ii) Your Target Bonus for each of the calendar years during the Employment Term shall be 70% of Salary, provided that for the 2008 calendar year, your Bonus for such year shall be your Target Bonus.

(iii) Your Bonus for any calendar year shall be payable by March 30 of the following year.”

5. Long-Term Incentive Plans. Paragraph 3(c) shall be amended to add at the end thereof the following sentence:

“For 2007 and 2008, you will not receive grants of long-term compensation under Viacom’s long-term incentive plans.”

6. Business Expenses. Paragraph 5 shall be amended to read in its entirety as follows:

“During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to senior executives of (i) Viacom, with respect to Viacom related travel and expenses and (ii) MTVN, with respect to all other such travel and other expenses.”

7. Non-Competition. Paragraph 6(a) is hereby amended to add the following sentence at the end thereof:

JoAnne A. Griffith

April 30, 2006

“Your obligations under this paragraph 6(a) shall terminate at the end of your Employment Term.”

8. Termination for Cause. The definition of “cause” in Paragraph 8(a) shall be amended to add the following clause at the end thereof:

“, your failure to obey a material lawful directive that is appropriate to your position from an executive to whom you report, or willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by MTVN or Viacom to cooperate, or the willful destruction or failure to preserve documents or other material known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material.”

9. Good Reason Termination. Paragraph 8(b) shall be deleted in its entirety.

10. Termination Payments, Etc. Paragraph 8(d)(ii) shall be amended to read in its entirety as follows:

“(ii) bonus compensation for each calendar year (or prorated portion thereof) during the Employment Term equal to your Target Bonus as set forth in paragraph 3(b) hereof, or determined in accordance with the Viacom Short-Term Incentive Plan for such year, whichever is lower;”

11. Stock Options. Paragraph 8(d)(vi) shall be amended by (i) deleting the first sentence in the proviso and (ii) adding the following two sentences at the end thereof:

“In addition, all restricted stock units granted to you under the LTMIP (or any successor plan) shall vest on such date of termination and all stock options and restricted stock units shall be exercisable in accordance with the terms of the LTMIP (or any successor plan) as applicable to an employee retiring on such date of termination.”

12. Non-Renewal Notice. Paragraph 8(f) shall be deleted in its entirety.

13. Equal Opportunity Employer. Paragraph 11 shall be amended to add the following sentence at the end thereof:

“In addition, you agree that you will comply with the Viacom Business Conduct Statement.”

14. Miscellaneous. Your Employment Agreement shall be amended to add the following paragraph 19 after paragraph 18 therein:

JoAnne A. Griffith

April 30, 2006

“19. Deductions and Withholdings, Payment of Deferred Compensation, Section 409A.

(a) All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law.

(b) Notwithstanding any other provision of this Agreement, any payment or settlement triggered by termination of your employment with MTVN shall not be made until six months and one day following your termination date if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended. MTVN, after consulting with you, may amend this Agreement or the terms of any award provided for herein in any manner that MTVN considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for herein are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to you. This paragraph 19(b) does not create an obligation on the part of MTVN to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A.”

15. Releases. Your Employment Agreement shall be amended to add the following paragraph 20 after paragraph 19 therein:

“20. Releases.

(a) Release by You.

(i) Release. In consideration of the payments and benefits provided to you under this Agreement and the Employment Agreement, in connection with your resignation and after consultation with counsel, you, and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and any of its subsidiaries, affiliates or predecessors (collectively, the “The Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal, state, local or foreign law, that the Releasors

JoAnne A. Griffith

April 30, 2006

may have, or in the future may possess, arising out of your employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service; provided, however, that the release set forth in this paragraph 20(a)(i) shall not apply to (1) the obligations of the Company under this Agreement or (2) any indemnification rights you may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of your service as an officer and employee of the Company. The Releasors further agree that the payments and benefits described in this Agreement (including the applicable post-resignation obligations of the Company under the Employment Agreement) shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the your employment relationship or the your service as an employee, officer and director of the Company Group and the termination thereof other than rights under any and all the Company benefit plans and programs in accordance with the terms of such plans or programs.

(ii) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to you under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, you hereby acknowledge and confirm the following: (1) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA and, you have in fact consulted with an attorney; (2) you were given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; (3) you are providing the release and discharge set forth in this paragraph 20(b) only in exchange for consideration in addition to anything of value to which you are already entitled; and (4) that you knowingly and voluntarily accepts the terms of this Agreement.

(iii) No Assignment. You represent and warrant that you have not assigned any of the Claims being released under this paragraph 20(a).

(iv) Claims. You agree that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents.

JoAnne A. Griffith

April 30, 2006

(b) Release by the Company.

(i) Release. In consideration of your waiver and release of claims set forth above and your other obligations hereunder, the Company Group, for its, and their respective officers, directors, employees, shareholders and agents, hereby irrevocably and unconditionally releases and forever discharges you, your family, your estate, your agents, attorneys, your heirs, executors, administrators, representatives, successors and assigns from and against any and all Claims of which the Company’s executive officers are aware on or prior to April 30, 2007, relating to or arising out of, directly or indirectly, your employment relationship with and service as a director, employee or officer of the Company Group and the termination of such relationship or service; provided, however, that this release shall not apply to (1) any of your obligations under this Agreement (2) any of your applicable post-Resignation Date obligations under the Employment Agreement as referenced in paragraph 20(a) of this Agreement or (3) any Claims relating to or arising out of your gross negligence, willful misconduct or bad faith.

(ii) No Assignment. The Company represents and warrants that no member of the Company Group has assigned any of the Claims being released under this paragraph 20(b).

(iii) Claims. The Company agrees that neither it nor any member of the Company Group has instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against you, any of the Releasors or any of their respective officers, employees, directors, shareholders or agents.”

16. Viacom. Your Employment Agreement shall be amended to add the following paragraph 21 after paragraph 20 therein:

“21. Viacom Inc. Viacom shall be a third party beneficiary of this Employment Agreement and shall have all of the rights of MTVN hereunder as if it were a party hereto.”

Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement, as herein amended, shall remain in full force and effect.

JoAnne A. Griffith

April 30, 2006

If the foregoing correctly sets forth our understanding, please sign, date and return all five (5) copies of this letter agreement to the undersigned for execution on behalf of Viacom; after this letter agreement has been executed by Viacom and a fully executed copy returned to you, it shall constitute a binding amendment to your Employment Agreement.

Very truly yours,

MTV NETWORKS, a division of Viacom International Inc.

By:	/s/ Philippe P. Dauman
	Name:	Philippe P. Dauman
	Title:	President and Chief Executive Officer of Viacom Inc.

ACCEPTED AND AGREED:

/s/ JoAnne A. Griffith
JoAnne A. Griffith

Dated: April 30, 2007